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                                                                  EXHIBIT 11
                                                                  (Unaudited)
                U.S. HOME CORPORATION AND SUBSIDIARIES
     INCOME PER COMMON SHARE FOR THE CONSOLIDATED CONDENSED STATEMENTS
                           OF OPERATIONS
        INCOME HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING AS FOLLOWS:
             (Dollars in Thousands, Except Per Share Data)
                                              Three Months Ended March 31,
                                              ____________________________
                                                  1994             1993
                                              ____________    _____________
Income per common and common
  equivalent shares -

  Net income                                  $     7,061      $     5,029
                                              ===========      ===========
  Weighted average common
    shares outstanding                         11,344,295       11,284,885

  Effect of assumed exercise
    of dilutive stock options
    and warrants                                  499,412             -
                                              ___________      ___________
  Total common shares and
    common equivalent shares                   11,843,707       11,284,885
                                              ===========      ===========
  Income per common share and
   common equivalent shares                   $       .60      $       .45
                                              ===========      ===========
Income per common share,
  assuming full dilution -

  Net income                                  $     7,061      $     5,029

  Add interest applicable to
    4.875% convertible
    subordinated debentures,net of
    income tax effect                                 260             _
                                              ___________      ___________
  Income per common share,
    assuming full dilution                    $     7,321      $     5,029
                                              ===========      ===========
  Total common and common
    equivalent shares                          11,843,707       11,284,885

  Assumed conversion of 4.875%
    convertible subordinated
    debentures at $35.50 per
    share                                       2,253,521             -
                                              ___________      ___________

  Common shares, assuming full
    dilution                                   14,097,228       11,284,885
                                              ===========      ===========
  Income per common share,
    assuming full dilution                    $       .52      $       .45
                                              ===========      ===========
Note a -  See Note 5 of Notes to Consolidated Condensed Financial Statements.